Exhibit 99.2

Fourth Quarter & Full Year 2025 Earnings Conference Call – CEO Prepared Remarks – Scott Pomeroy

Format note: These prepared remarks are posted to our Investor Relations website alongside the earnings news release and slide presentation in advance of the earnings call. Rather than reading these remarks during the call, we will host a live, video-based earnings webcast to engage directly with investors and respond to questions in real time.

Before we begin, please note that certain statements made during today’s call may be considered forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information regarding these risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements made today speak only as of today, and the Company undertakes no obligation to update them except as required by law. Today, the Company posted its earnings news release, slide presentation and prepared remarks to the Investor Relations section of its website. Today’s session will be conducted as a live, video-based earnings call. Scott Pomeroy, CEO, and Brooke Turk, CFO, will be responding to questions from participants. The discussion today will focus on fourth quarter and full year 2025 results. Additional information may be referenced from the materials available on the Company’s Investor Relations website.

TO SCOTT POMEROY

Good afternoon, everyone.

The overall commercial and military markets for unmanned aircraft systems (“UAS”) or drones are experiencing significant growth. Whether measured in terms of regulatory activity, the fragmentation of the market or the defense driven demand, the sector is benefiting from a significant surge that we believe is expected to support continued industry development. And XTI Aerospace is well positioned to take advantage of the opportunity. As we look back on 2025, it was clearly a transformative year for XTI Aerospace. Over the past twelve months we have taken a series of strategic actions that fundamentally repositioned the company, strengthened our financial foundation, and created a clearer path toward building a market-leading global UAS solutions platform — a platform that has established a meaningful operating footprint, with record fourth quarter pro forma revenue of $41.8 million and record full year 2025 pro forma revenue of $121.6 million.

With an addressable market of almost $50B today and an expectation of over 20% compounded annual growth for the next 3-5 years, the market is expected to eclipse $100B in the next 5 years. And with current revenues of over $120 million, XTI Aerospace, the largest domestic commercial distributor, only represents about 1.5% of that addressable market. We are in the very early days of this industry – and we are well positioned to win.

Here is how we will use our time today. I will begin with our strategic overview and the key developments of 2025. Brooke Turk, our CFO, will then walk through our full year 2025 financial results and 2026 outlook. I will return at the end with closing remarks and then we will open the call for your questions.

April 15, 2026	Page 1 of 11

Strategic Framework: Access, Control, and Dominance

Let me start with how we think about XTI Aerospace as a platform.

For much of our history, XTI Aerospace was primarily viewed as a development-stage aerospace company centered around the TriFan 600 aircraft program. While we continue to believe in the long-term potential of that technology, we recognized that advanced aircraft development is capital intensive and operates on a long time horizon — a profile that proved inconsistent with our public market structure and investor expectations.

Over the course of 2025, our leadership team and Board carefully evaluated how we could create near-term shareholder value while preserving the longer-term opportunities embedded in the aircraft program. That evaluation led to a strategic reset organized around three clear and compounding priorities.

First, Access — building the nation’s leading commercial drone distribution and solutions platform. Second, Control — developing the U.S.-assured manufacturing backbone for NDAA-compliant unmanned systems. And third, Dominance — delivering mission-critical autonomous systems to defense and dual-use markets at scale.

The XTI Flywheel— Compounding Growth, Margins, and Moat

These three pillars are not independent lines of business. They are a flywheel. When you look at XTI going forward, you will see three divisions operating in sequence and in support of each other.

XTI Drones — our Access pillar — anchored by Drone Nerds, building the largest U.S. channel for commercial drone adoption, generating cash and accumulating the market intelligence that powers everything else.

Advanced Technology and Manufacturing — our Control pillar — helping to build the U.S.-assured manufacturing backbone, owning the technology, benefiting from improved margins, and safeguarding against foreign dependency risk.

And Autonomous Defense Systems — our Dominance pillar — delivering mission-critical autonomous systems to U.S. government and dual-use markets, converting the Access data advantage and the Control manufacturing infrastructure into high-value defense programs.

The flywheel effect is what separates this strategy from a collection of divisions. Distribution drives adoption and data at scale. Manufacturing improves margins and product velocity. Defense systems drive credibility and demand pull. And data continuously improves products, autonomy capability, and customer lock-in. From Access to Dominance — XTI compounds growth, margins, and strategic value across the autonomy stack.

Access — National Drone Distribution Platform

The most important milestone in establishing our Access pillar was the acquisition of Drone Nerds in November 2025. Drone Nerds is a leading enterprise-focused Unmanned Aircraft System solutions provider in the United States, serving commercial, public safety, enterprise, and government customers across multiple industries. The company has spent more than a decade building a platform designed to help organizations integrate drone technology into real operational environments.

The acquisition immediately changed the operating profile of XTI Aerospace. We acquired a business with a proven enterprise platform, experienced leadership, and proprietary market data across the commercial drone ecosystem. Drone Nerds’ OEM-agnostic model positions us as a trusted, vendor-neutral solutions provider across a multi-manufacturer ecosystem. This structural advantage becomes more meaningful as the market consolidates around a smaller number of integrated platform providers.

This transaction moved XTI Aerospace from a development-stage aerospace company into a revenue-generating UAS solutions platform participating in one of the fastest-growing segments of modern aerospace. Our full year 2025 pro forma revenue of $121.6 million and our full year 2024 pro forma revenue of $109 million reflect the scale of that platform.

It is important to note that our UAS distribution business has significant supplier relationships, including with DJI, which represents a meaningful portion of current sales. We are actively managing this concentration risk in the context of evolving FCC and national security regulatory developments. Our OEM-agnostic model positions us to transition customers to compliant domestic alternatives as the regulatory landscape evolves.

April 15, 2026	Page 2 of 11

In December 2025, the FCC added certain foreign-manufactured unmanned aircraft systems to the Covered List, restricting new equipment authorizations for those systems in the United States. This regulatory shift accelerates customer demand for compliant domestic alternatives — and positions XTI’s Access platform directly in the path of that transition.

Alongside the Drone Nerds acquisition, we completed a $25 million strategic investment from Unusual Machines — a U.S. manufacturer of NDAA-compliant drone components and a participant in the domestic drone supply chain. Together, the Drone Nerds acquisition and the Unusual Machines investment represented a significant inflection point: these two actions expanded our operating capabilities, strengthened our balance sheet, and positioned XTI at the center of the rapidly evolving domestic drone market.

What makes the Access pillar strategically powerful is not just the revenue it generates today — it is the data and market intelligence it produces continuously.

Through Drone Nerds, we know which components are most frequently demanded. We know which supply chain gaps are most acute. We know which customers are under the most pressure to demonstrate NDAA compliance and cannot find domestic alternatives. That market intelligence — accumulated over years of commercial distribution — is the foundation on which our Control and Dominance pillars are built, and it is not something a competitor can replicate by writing a check.

The drone ecosystem today is highly fragmented — dozens of hardware manufacturers, software providers, sensor manufacturers, and data analytics companies. Enterprise customers deploying drones at scale often struggle to integrate these components into a cohesive operational program. Through Drone Nerds, we solve that challenge by serving as the integrator: helping organizations design, deploy, and maintain drone programs that meet their specific operational requirements. This platform model creates a powerful value proposition for customers while giving us visibility across the broader ecosystem and the data-driven decision-making capability to identify where the market is heading.

Turning to the operating performance for Drone Nerds for the year, I wanted to highlight a few metrics that will help you understand the business in a more robust way. First, we served 14,526 unique customers in 2026, which was an increase of just over 2% when compared to 2024. Customers that we serve range from big box stores like Target and Sam’s Club to John Deere, Royal Caribbean, CMS Energy and General Dynamics to name just a few.

Our number of unit sales of approximately 50,000 in 2025 decreased from approximately 77,000 in 2024. The decrease was part of an intentional reduction in certain retail sales that represented a high unit volume count at very low margins. The 2025 count is more representative of our baseline expectation.

And finally, our revenue mix is shifting as intended to incorporate more direct sales to enterprise customers as evidenced by the reduction from 67% of the revenue makeup going to other distributors or dealerships in 2024 to 53% in 2025.

Today, Drone Nerds operates as a comprehensive drone solutions provider, but our expansion roadmap extends well beyond our current footprint. On the solution side, we are building out a full-service ecosystem — spanning aftermarket repair and warranty services, financial products including financing and insurance, fleet management and analytics, engineering integration capabilities, and advanced manufacturing. On the vertical side, the addressable market is enormous: from public safety to agriculture, utilities, logistics, and military. Drone Nerds is positioned to serve virtually every industry where unmanned aerial systems are becoming mission-critical. This dual-axis expansion — growing both what we offer and who we serve — is how we intend to transform Drone Nerds from a leading drone distributor into the defining platform company of the commercial drone industry.

April 15, 2026	Page 3 of 11

Control — U.S.-Based Manufacturing

Now let me turn to the second pillar — Control — and the thinking behind one of the most significant structural decisions we have made as a leadership team.

Here is the reality of the drone industry right now. The United States has a serious and urgent problem. The majority of the components, parts, and subsystems that go into the drones being sold and operated in this country — including drones used by federal agencies and in sensitive commercial applications — are manufactured overseas, primarily in China. The NDAA, Section 848, the Blue List — these are not just compliance frameworks. They are the federal government’s way of telling the market: we are going to stop buying foreign-made drone hardware, and we need American manufacturers to fill that gap. That gap is enormous, it is growing, and right now very few companies are positioned to fill it at scale.

We are positioning XTI to be one of those companies.

We are establishing a new dedicated division — Advanced Technology and Manufacturing, or ATM — with a singular mandate: build a U.S.-based, NDAA-compliant supply chain for unmanned systems components and technologies. ATM will pursue that mandate through acquisitions, manufacturing partnerships, co-development arrangements, and strategic investments in domestic producers who have the capability but need the infrastructure and commercial relationships to scale.

The ATM division is focused on NDAA-compliant drone production, Platform Core architecture, and a U.S.-sourced supply chain. This approach is designed to mitigate our foreign dependency risk, expands margins through vertical integration, and enables rapid iteration across our product portfolio. ATM is the foundation for all XTI systems — and the engine that transitions the platform from distribution to proprietary production.

Here is what makes XTI uniquely positioned to build this — something our competitors cannot easily replicate. Through Drone Nerds, we already know this market from the inside out. We know which components are most frequently demanded. We know which supply chain gaps are most acute. We know which customers are under the most pressure to demonstrate NDAA compliance and cannot find domestic alternatives. That market intelligence — that data advantage — is not something you can go out and buy. We have spent years building it through our commercial distribution business, and we are now going to use it to build the manufacturing platform that serves it.

Dr. Alex Williams is leading ATM. Alex brings a Ph.D. from the Georgia Institute of Technology and a career built at the intersection of advanced manufacturing, aerospace materials engineering, and commercial-scale production systems — including eight years at Apple leading automated systems architecture and advanced manufacturing labs, and early career work at Pratt & Whitney in propulsion engineering. He is exactly the right person to build ATM from the ground up, and I am confident in the roadmap he is executing against.

Dominance— Defense and Autonomous Systems

The third and highest-value pillar in our platform is Dominance — our strategy to meaningfully impact the defense and dual-use autonomous systems market that the Access and Control pillars are designed to support and accelerate.

Let me walk you through the thinking behind the most significant organizational decision we have made — the repositioning of XTI Aircraft as our Autonomous Defense Systems division — because when you see the logic of how these pieces fit together, you will understand not just what we are building, but why we believe the timing has never been better.

While the TriFan 600 has the potential to be a strategic long-term asset, our current revenue base and operating execution are centered on our UAS solutions platform. The honest assessment of the TriFan 600 program is this: we were a public company trying to finance a program that required the kind of patient, long-term capital that the public markets are simply not structured to provide. It was simply a mismatch between the financing requirements of a long-cycle aerospace development program and the expectations of investors operating in a quarterly reporting environment. We recognized that mismatch, and we made the decision to act on it rather than pretend it wasn’t there.

April 15, 2026	Page 4 of 11

So we did two things in parallel. We searched for and found the right leader for that division — someone who could take the engineering capability and the intellectual property we had built and redirect it toward market driven opportunities. That search led us to Steve Zohrabian.

Steve brings a background in advanced manufacturing and defense product development that is exactly right for where the market is going. The U.S. government is not waiting. The Department of War is not waiting. The demand for autonomous unmanned systems that are domestically developed, NDAA-compliant, and battle-ready is accelerating faster than the industry can supply it. Steve understands that market, he understands the customer, and he understands how to build it with discipline.

At the same time, the acquisition of Drone Nerds gave us something that most defense-oriented companies simply do not have — a real, operating, revenue-generating commercial business with direct customer relationships across the drone industry, and years of proprietary data on who is buying what, where, and why.

That combination — Zohrabian’s defense expertise sitting on top of the commercial intelligence platform that Drone Nerds provides — defined the strategic perimeter of what we are now calling Autonomous Defense Systems, or ADS. We completed that transformation in Q1 of this year, and I am genuinely excited about the pipeline that team is building.

The ADS division is focused on Class 3 through Class 5 unmanned systems, multi-domain autonomy, and military VTOL variants with mission software. The division pursues opportunities through an integrated design-to-build-to-test-to-deploy model, with co-located engineering, manufacturing, and flight operations designed for rapid iteration all at a modest cost of investment. The program pursuit pipeline is compelling. ADS is actively engaged across five named program opportunities with a combined R&D contract value of approximately $147 million and a manufacturing potential of approximately $1.5 billion if development programs advance to production phases. These programs span the Marine Corps, Army, SOCOM, Air Force, Navy, DARPA, and AFRL customer sets.

Steve Zohrabian brings 14-plus years at Boeing leading Tactical ISR programs and large-scale defense initiatives, prior service as Chief Operating Officer at Piasecki Aircraft Corporation, and an Executive Master’s in Technology Management from The Wharton School. He has a proven track record delivering complex, mission-critical programs including aircraft modifications, ISR systems, and ITAR-controlled platforms

Taken together, we are building a company that participates in the drone economy at every level. We distribute. We manufacture. We develop autonomous platforms for defense. And we sit on top of a data intelligence platform that gives us visibility into the entire market that no one else has. That is not an accident. That is a strategy. And the decisions we have made over the last several months — the reorganization of XTI Aircraft into ADS, the establishment of ATM, the acquisition of Drone Nerds — are the foundation on which that strategy is being built.

What gives me confidence in this approach: we are not building this in a vacuum. The secular tailwinds behind everything we are doing — domestic manufacturing, drone autonomy, defense procurement, and data intelligence — are as strong as they have ever been. The market is moving toward us. Our job is to execute.

April 15, 2026	Page 5 of 11

TO BROOKE TURK

Fourth Quarter and Full Year 2025 Earnings Conference Call — CFO Prepared Remarks

Good afternoon, everyone.

From a financial standpoint, 2025 represented a meaningful transition for XTI. Following the acquisition of Drone Nerds, LLC and Anzu Robotics, LLC (together, “Drone Nerds”) in November 2025, we now enter 2026 with a significant revenue base and a business model focused on disciplined growth, improved operating performance, and a clear path toward expanding the range of products and services offered to enterprise and government customers.

With that strategic context in mind, let me walk you through our 2025 results. I will begin with our full year operating metrics, then our fourth quarter results, segment reporting, cash flows, and balance sheet. I will then provide supplemental pro forma information showing combined results as if the Drone Nerds acquisition had occurred at the beginning of 2024, followed by our subsequent events and 2026 outlook.

Full Year 2025 Results

Revenue for the full year 2025 was $22.5 million, driven entirely by the acquisition of Drone Nerds, which closed on November 10, 2025. The Company now reports zero revenue in 2024 due to the classification of its Inpixon business unit in discontinued operations in 2025. The seven weeks of Drone Nerds operations captured in our 2025 results provide an early but meaningful view into our revenue-generating platform.

Gross profit was $4.9 million, representing a gross margin of 21.9%. This margin reflects the product mix and operating model of our unmanned aircraft system (“UAS”) distribution and services business, which includes hardware sales, accessories, and related support services. As the enterprise services component of our product mix grows, including training, maintenance, and fleet sustainment, we would expect margin improvement over time, based on our current assumptions, as services have higher margins than hardware distribution.

General and Administrative Expenses

G&A expenses for the full year 2025 were $32.8 million, compared to $19.7 million in the prior year. The increase was driven by public company costs, higher personnel-related costs including stock-based compensation, costs associated with capital-raising activities and strategic transactions, operating expenses attributable to the Drone Nerds acquisition and increased spending in research and development related to the TriFan 600 program.

Other Income (Expense)

Other income (expense), net was an expense of $10.2 million in 2025, compared to income of $1.4 million in 2024. The change between periods was primarily due to the recognition of a $12.9 million gain related to the change in fair value of convertible notes in 2024, partially offset by inducement losses on debt conversions and other financing-related costs, versus $6.6 million of warrant issuance expense related to financing transactions in 2025 and $2.0 million valuation allowance on a convertible promissory note investment.

Income Taxes

Income tax benefit for the full year was approximately $0.01 million in 2025, compared to a provision of $0.02 million in 2024. Income taxes for both periods primarily reflect state minimum taxes and other immaterial items. We continue to maintain a valuation allowance against substantially all deferred tax assets.

Net Loss and Earnings Per Share

Net loss was $68.5 million for the year ended December 31, 2025, compared to $35.6 million for the year ended December 31, 2024. Net loss per share was $(4.24) during 2025, compared to a net loss per share of $162.78 during 2024. The increase in net loss was primarily due to a $13.2 million increase in G&A expenses due to growing the business, $8.2 million increase in loss from discontinued ops and a $11.6 million increase in other expense as I just described.

The change in net loss per share was also impacted by the additional issuance of common shares during 2025.

April 15, 2026	Page 6 of 11

Fourth Quarter 2025 Results

Revenue was $22.5 million for the fourth quarter ended December 31, 2025, due to the acquisition of Drone Nerds in November 2025.

Gross profit was $4.9 million with a gross margin of 21.9 percent for the fourth quarter ended December 31, 2025. The gross profit reflects the product mix and operating model of the UAS distribution and services business, which includes hardware sales, accessories, and related support services.

Net loss was $21.3 million for the three months ended December 31, 2025, compared to $13.9 million for the three months ended December 31, 2024. Net loss per share was $0.66 during the fourth quarter of 2025, compared to $20.69 during the fourth quarter of 2024.

The increase in net loss was primarily due to $8.2 million increase in general and administrative expenses, $3.4 million in merger-related transaction costs, offset by a $4.5 million favorable swing from other expense to other income due to valuation changes in equity instruments and a loss on a note conversion. The change in net loss per share was also impacted by the additional issuance of common shares during 2025.

Segment Reporting

Beginning in November 2025, the Company operates through two reportable segments: UAS and Commercial Aviation. The UAS segment reflects the operations of Drone Nerds beginning on November 10, 2025, while the Commercial Aviation segment includes activities related to the development of the TriFan 600 aircraft program.

UAS Segment

For the year ended December 31, 2025, the UAS segment generated revenue of approximately $22.5 million and gross profit of approximately $4.9 million, representing a gross margin of 21.9 percent. This segment accounted for 100 percent of consolidated revenue for the period, reflecting the seven weeks of Drone Nerds operations following the November 10, 2025 acquisition close. Operating expenses consisted primarily of sales and marketing expenses associated with distribution activities and general and administrative expenses required to support the operations of Drone Nerds following the acquisition. There was no revenue or gross profit from this segment in the prior year period.

Commercial Aviation Segment

The Commercial Aviation segment did not generate revenue during the year ended December 31, 2025, as the TriFan 600 aircraft was still in development. Operating expenses consisted primarily of research and development costs related to engineering, design, and certification activities, as well as general corporate expenses supporting ongoing development efforts.

We are in the process of reorganizing into three divisions to better align our structure with how we generate value, accelerate execution, and provide greater transparency into performance. This structure reflects the natural evolution of the business following the Drone Nerds acquisition and our strategic shift toward scalable, revenue-generating opportunities, based on our current strategy and assumptions. The Autonomous Defense Systems (“ADS”) division, formed through the reorganization and redesignation of the Company’s XTI Aircraft division, and the Advanced Technology and Manufacturing (“ATM”) division, which the Company is in the process of establishing and which has not yet generated revenue.

April 15, 2026	Page 7 of 11

Cash Flows

Operating Activities.

Net cash used in operating activities for the full year 2025 was $36.6 million, compared to $22.3 million in the prior year. The increase reflects continued investment in infrastructure, personnel, public company costs, and development activities during the period. Working capital swung from a net generation of $7.5 million in 2024 to a net use of $1.2 million in 2025, reflecting the fluctuation of cash payments and collections.

This activity reflects the integration of the Drone Nerds acquisition in the fourth quarter of 2025 and the associated working capital movements.

Investing Activities.

Net cash used in investing activities was $18.8 million in 2025, compared to net cash provided of $2.9 million in 2024. In November 2025, we spent $16.5 million on the acquisition of Drone Nerds, net of cash acquired. During 2025, we funded a $2.0 million investment in a convertible note receivable and invested $0.2 million in capex for property and equipment. During 2024, we received $3.0 million in proceeds from the purchase of Inpixion. We expect our 2026 capital spending to be relatively limited based on our current operating plan and assumptions.

Financing Activities.

Net cash provided by financing activities in 2025 was $68.2 million, an increase of $44.6 million compared to 2024. During 2025, we received $57.1 million from the issuance of common stock and pre-funded warrants as well as $22.8 million from our Series 10 convertible preferred stock. These inflows were partially offset by the repayment of debt and preferred stock redemptions totaling $17.3 million in 2025.

Balance Sheet and Liquidity — December 31, 2025

At December 31, 2025, the Company held $16.7 million of unrestricted cash and cash equivalents, and $0.2 million of cash is included in current assets of discontinued operations, which reflects the Inpixon business that we continued to hold at year end.

Total debt at December 31, 2025 was $8.4 million. Over the next twelve months, we expect to use our cash and operating cash flows to support continued organic growth of the Company based on our current operating plan and assumptions.

As of December 31, 2025, the Company did not have a revolving credit facility in place. The $20 million asset-based revolving credit facility with JPMorgan Chase was established in February 2026 and is discussed in our subsequent events section below.

Unaudited Supplemental Combined Financial Information

The Company has provided unaudited supplemental financial information of the combined company in its earnings press release and its earnings presentation. Such financial information combines XTI and Drone Nerds historical operating results as if the businesses had been operated together on a combined basis during prior periods. This financial information is intended to illustrate the current operating footprint of the Company following the acquisition of Drone Nerds and divestiture of the Company’s Industrial IoT / Real-Time Location Systems business.

For the avoidance of doubt, the unaudited supplemental combined financial information was not prepared in accordance with Article 11 of Regulation S-X and differs from the unaudited pro forma condensed combined financial information included in the Pro Forma 8-K/A filing dated February 9, 2026 filed with the SEC (the “Pro Forma 8-K Filing”), which was prepared in accordance with Article 11 of Regulation S-X. Accordingly, the unaudited supplemental combined financial information was not prepared in accordance with Article 11 of Regulation S-X and is presented for illustrative purposes to assist investors in understanding the operational performance of the combined business, timing and operational impact of the acquisition, and integration of the combined business, and should not be considered a substitute for the pro forma financial information included in the Company’s prior filings prepared in accordance with Article 11 of Regulation S-X.

Consequently, the unaudited supplemental combined financial information is intentionally different from, but does not supersede, the pro forma financial information set forth in the Pro Forma 8-K Filing or the pro forma financial information set forth in the Company’s most recent annual report on Form 10-K

In addition, the unaudited supplemental combined financial information does not purport to indicate the results that actually would have been obtained had the companies been operated together during the periods presented, or which may be realized in the future. The unaudited supplemental combined financial information has no impact on XTI or Drone Nerds previously reported consolidated balance sheets or statements of operations, cash flows or equity.

April 15, 2026	Page 8 of 11

Pro Forma Fourth Quarter 2025

Pro forma revenue was $41.7 million for the three months ended December 31, 2025, an increase of $14.9 million compared to the same period in 2024. The increase was primarily due to higher customer demand during the period, which management believes was influenced in part by evolving regulatory and procurement considerations relating to foreign-made drones.

Pro forma gross profit was $8.1 million for the three months ended December 31, 2025, an increase of $4.4 million, or 119 percent, compared to $3.7 million for the same period in 2024. In addition to the increase in revenue above, the increase in pro forma gross profit was also driven by favorable pricing dynamics and a shift in sales mix away from lower margin retail sales toward higher-margin enterprise customers. These changes caused pro forma gross profit as a percentage of revenue to increase from 13.8 percent for the three months ended December 31, 2024 to 19.5 percent for the three months ended December 31, 2025.

Pro forma net loss was $7.6 million for the three months ended December 31, 2025, compared to 9.0 million for the three months ended December 31, 2024. The decrease in pro forma net loss was primarily due to an increase in gross profit offset by an increase in non-cash stock-based compensation.

Pro Forma Full Year 2025

Pro forma revenue was $121.6 million for the year ended December 31, 2025, an increase of $10.4 million, or 9 percent, compared to $111.2 million for the year ended December 31, 2024. The increase was primarily due to increased demand for drones that management believes was influenced in part by evolving regulatory and procurement considerations relating to foreign-made drones.

Pro forma gross profit was $26.8 million for the year ended December 31, 2025, an increase of $9.5 million, or 55 percent, compared to $17.3 million for the year ended December 31, 2024. In addition to the increase in pro forma revenue above, the increase in gross profit was also driven by favorable pricing dynamics and a shift in sales mix away from lower margin retail sales toward higher-margin enterprise customers. These changes caused pro forma gross profit as a percentage of revenue to increase from 15.6 percent for the year ended December 31, 2024 to 22.0 percent for the year ended December 31, 2025. This represents an improvement of 640 basis points.

Pro forma net loss from continuing operations was $39.0 million for the year ended December 31, 2025, compared to $23.9 million for the year ended December 31, 2024, an increase of $15.1 million, or 63 percent. The increase in pro forma net loss from continuing operations was primarily driven by higher operating expenses reflecting continued investment in infrastructure, personnel, public company costs, and development activities, as well as increases in non-cash or infrequent items. The non-cash or infrequent items represent a $7.6 million increase in stock-based compensation, a $6.6 million increase in financing costs related to warrants issued in connection with public offerings completed in 2025, and a $2.0 million provision for credit losses on investments. The increase in operating expenses between periods was partially offset by a higher gross profit in 2025.

Subsequent Events

Several material events occurred after December 31, 2025 that are important context for understanding where the Company stands today.

Warrant Exercises. After December 31, 2025 and through the date of this call, holders of certain warrants issued in connection with the Company’s 2025 public offerings exercised warrants to purchase an aggregate of 3,963,408 shares of the Company’s common stock, resulting in gross cash proceeds of approximately $7.9 million. The proceeds are expected to strengthen the Company’s liquidity position as it executes its 2026 operating plan, based on current assumptions.

Inpixon GmbH Disposition. On February 3, 2026, the Company completed the sale of Inpixon GmbH, its legacy real-time location systems business, to EVO 467. GmbH for EUR 4.64 million, or approximately $5.48 million USD. This divestiture completes our strategic focus on the XTI Aerospace drone and vertical flight platform, reduces our ongoing cost structure, and is expected to support our efforts to improve operating performance in 2026.

JPMorgan Chase Credit Facility. On February 11, 2026, the Company entered into a $20 million asset-based revolving credit facility with JPMorgan Chase Bank, N.A. The facility is secured by eligible Drone Nerds accounts receivable and inventory. Initial proceeds from the facility were used to repay $10.5 million of intercompany indebtedness owed to XTI at the time of acquisition. This facility provides additional liquidity to support our 2026 operating plan.

April 15, 2026	Page 9 of 11

Outlook — Full Year 2026

Turning to our outlook for 2026. We are entering the year with a fundamentally different financial profile than in the past, and we are updating the guidance we provided at our February 5th Shareholder Town Hall.

For 2026, we are reaffirming our expect revenue of approximately $160 million or greater. This guidance is based on our current assumptions regarding pipeline activity and customer demand from both long-term and emerging relationships within Drone Nerds, new products and entry into the defense market.

Revenue — Full Year 2026

I want to address one topic that I know is on investors’ minds: how our 2026 revenue develops across the year. Enterprise drone adoption, particularly in government and defense procurement, follows purchasing cycles that are naturally weighted toward the second half of the calendar year. Agencies finalize budgets in the fall, RFPs are issued in the spring, and deployments occur in summer and fall. Additionally, our revenue is impacted by seasonal trends that tend to over-weight the fourth quarter compared to the rest of the year. This is the normal operating rhythm of Drone Nerds’ business, built over more than a decade, and it is reflected in its historical performance profile.

A more measured first half I would be consistent with our annual plan and historical performance. We are investing in the customer relationships, government certifications, and product portfolio in Q1 and Q2 that drive the acceleration we expect in the back half of the year. We currently expect to achieve the full-year outlook of $160 million or greater, based on our current assumptions, and we will provide updates each quarter.

Liquidity Structure and Capital Allocation

Our liquidity consists of unrestricted cash of $16.7 million as of December 31, 2025, our $20 million JPMorgan ABL facility established in February 2026, and ongoing operational cash generation of the Drone Nerds business.

We intend to execute on a capital strategy that is designed to support disciplined growth, fund targeted acquisitions, and invest in the development of our three operating divisions. We will work in coordination with our financial advisors to evaluate financing alternatives that optimize flexibility and preserve shareholder value.

Share Count and Capital Structure

I want to address our capitalization directly, as I know this is a topic of interest. Our current share structure includes common shares outstanding, pre-funded warrants, and common shares issuable upon the exchange of Class B units beginning May 1, 2026. Our fully diluted share count reflects these instruments.

April 15, 2026	Page 10 of 11

TO SCOTT POMEROY

As we close today, I want to leave you with four key takeaways:

o	First — XTI Drones is performing. Our commercial business, driven by Drone Nerds, is generating revenue and operating cash flow and delivering strong profitability, and expanding across enterprise customers with growing activity in select military channels. At $121.6 million in 2025 pro forma revenue, this is a scaled platform — and it is the engine that helps fund and inform everything we are building.

o	Second — ATM is being established. Under the leadership of Dr. Alex Williams, we are helping to build a U.S.-based, NDAA-compliant manufacturing platform to address critical supply chain gaps. This is the division that will assist in closing the US manufacturing gap, capitalizing on XTI Drones’ commercial dominance.

o	Third — ADS is building pipeline. Our XTI Aircraft business is being repositioned as Autonomous Defense Systems, led by Steve Zohrabian. The TriFan 600 program has been paused. We are focusing that division’s engineering expertise and intellectual property toward autonomous defense systems — a $147 million near-term R&D opportunity with approximately $1.5 billion in manufacturing potential as potential military programs convert to production.

And finally — the flywheel is turning. We are expanding our focus on defense through autonomous systems development, strategic partnerships, and targeted M&A to scale our position in this market.

Taken together, these actions reflect a broader transformation. 2025 marked a turning point for XTI Aerospace as we transitioned from a development-stage aerospace company to a scaled enterprise UAS solutions platform with meaningful revenue, strong industry relationships, and multiple avenues for growth.

In 2026, our focus is straightforward: disciplined execution, scaling our U.S. platform, and demonstrating the financial impact of this transformation. We are targeting revenue of $160 million or greater — representing approximately 30% growth over 2025 pro forma results —based on current operating assumptions and anticipated contributions from XTI Drones and revenue from our other autonomous systems’ initiatives.

The strategic actions we have taken — the Drone Nerds acquisition, the Unusual Machines partnership, the divestiture of non-core assets, our consolidation strategy, the realignment of our divisions into Access, Control, and Dominance, and our defense and autonomous systems initiatives — position us to capitalize on one of the most significant market opportunities in modern aerospace.

We appreciate the continued support of our shareholders and look forward to updating you on our progress throughout the year.

Thank you.

Scott Pomeroy

Chief Executive Officer

XTI Aerospace, Inc.

April 15, 2026	Page 11 of 11